 --------
| FORM 4 |
 --------                                         ------------------------------
                                                          OMB APPROVAL
[ ] CHECK THIS BOX IF NO LONGER SUBJECT           ------------------------------
    TO SECTION 16. FORM 4 OR FORM 5               OMB Number:          3235-0287
    OBLIGATIONS MAY CONTINUE.  See                Expires:      January 31, 2005
    INSTRUCTION 1(b).                             Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

                                 Mo, Y. Joseph
--------------------------------------------------------------------------------
     (Last)                         (First)                (Middle)

                               350 Corporate Blvd.
--------------------------------------------------------------------------------
                                    (Street)

                             Robbinsville, NJ 08691
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name AND Ticker or Trading Symbol

     NexMed, Inc. (NEXM)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     December 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     President & CEO
     -------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________



================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                5.
                                                                                                Amount of      6.
                                                                 4.                             Securities     Owner-
                                       2A.                       Securities Acquired (A) or     Beneficially   ship
                            2.         Deemed       3.           Disposed of (D)                Owned          Form:      7.
                            Trans-     Execution    Transaction  (Instr. 3, 4 and 5)            Following      Direct     Nature of
                            action     Date, if     Code         ----------------------------   Reported       (D) or     Indirect
1.                          Date       any          (Instr. 8)                  (A)             Transaction(s) Indirect   Beneficial
Title of Security           (Month/    (Month/      ------------                 or             (Instr. 3      (I)        Ownership
(Instr. 3)                  Day/Year)  Day/Year)    Code     V      Amount      (D)    Price    and 4)         (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                        PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT                   (Over)
                         REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.          SEC 1474 (9-02)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                           9.
                                                                                                           Number    10.
                                                                                                           of        Owner-
                                                                                                           deriv-    ship
                                                                                                           ative     Form
            2.                                   5.                                                        Secur-    of
            Conver-                              Number of                       7.                        ities     Deriv-  11.
            sion                                 Derivative                      Title and Amount          Bene-     ative   Nature
            or                          4.       Securities    6.                of Underlying     8.      ficially  Secur-  of
            Exer-             3A.       Trans-   Acquired (A)  Date              Securities        Price   Owned     ity     In-
            cise              Deemed    action   or Disposed   Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct  direct
            Price   3.        Execut-   Code     of (D)        Expiration Date   ----------------  Deriv-  ing       (D) or  Bene-
1.          of      Trans-    ion       (Instr.  (Instr. 3,    (Month/Day/Year)            Amount  ative   Reported  In-     ficial
Title of    Deriv-  action    Date, if  8)       4 and 5)      ----------------            or      Secur-  Trans-    direct  Owner-
Derivative  ative   Date      any                              Date     Expira-            Number  ity     action(s) (I)     ship
Security    Secur-  (Month/   (Month/    ------   ------------ Exer-    tion               of      (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)  ity     Day/Year) Day/Year)  Code V    (A)   (D)   cisable  Date     Title     Shares  5)      4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Stock       $4.00   12/31/02              A       371,334       (1)     1/18/10  Common   371,334          1,114,000   D
Options                                                                           Stock
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

EXPLANATION OF RESPONSES:

(1) On January 18, 2002, the Company approved a stock option grant to Y. Joseph Mo for an aggregate of 1,114,000 stock options. 371,333 options vested on December 31, 2000, 371,333 options vested on December 31, 2001 and 371,334 options vested on December 31, 2002.


    /s/ VIVIAN H. LIU, ATTORNEY-IN-FACT                           1/2/03


---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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